EXHIBIT 33

FOR IMMEDIATE RELEASE: NEWS
June 19, 1998
Nasdaq National Market/AVRT
http://www.avert.com

       AVERT, INC. ANNOUNCES JOINT MARKETING AGREEMENT WITH RESTRAC, INC.

FORT COLLINS, Colorado - Avert, Inc. (Nasdaq National Market/AVRT), an information services company that provides employment background checks to a growing nationwide customer base, today announced an agreement with Restrac, Inc. (Nasdaq National Market/RTRK) to pursue joint marketing opportunities. Avert joins Restrac as a member of the WebHire Network to offer pre-employment screening services to companies seeking to hire qualified individuals.

Restrac, Inc. is the leading provider of networked recruiting solutions including the WebHire Network, an open network of Internet recruiting services. Restrac combines software, services and the Internet to create end-to-end recruitment solutions that streamline the way jobs and workers are connected. The WebHire Network will provide candidate searching and management, hiring functions, success measurement and consolidated billing from one simple, easy-to-use desktop application. More than 100 leading job-posting sites, resume pools and other key recruiting services have signed on to be part of the WebHire Network, making it the industry's most comprehensive solution. Through the WebHire Network, recruiters can easily access qualified candidates worldwide through third-party resume pools (PartnerPoolsSM) directly over the Internet.

Avert's Internet-based order entry system, OrderXpert will be integrated into Restrac's WebHire Network, and as such, actively marketed to the Restrac customers. Additionally, Avert will introduce the Restrac products to current customers.

The Restrac partnership is part of the AVERTaffinity program. The goal of this program is to expand Avert's distribution opportunities through cooperative arrangements with other human resource service and software providers. The AVERTaffinity program leverages the technological advantages of both companies to achieve product integration.

"Partnering with Avert, Inc. allows us to expand the services that we currently offer to our customers through the WebHire Network," said Michael Pittenger, Director of Business Development at Restrac. "We recognize the need for employers to find and hire qualified applicants quickly. We believe that partnering Restrac's recruiting efforts with Avert's pre-employment screening resources provides solid solutions for employers faced with the difficulty of finding and hiring candidates in a tight labor market."



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"Entering  into  this   partnership   with  Restrac   provides  Avert  with  the
opportunity to offer our products to Restrac's growing customer base, as well as increasing the products offered to our current customers," commented Len Koch, Vice President of Business Development at Avert, Inc. "We look forward to our relationship with Restrac through the AVERTaffinity program."


About Restrac, Inc.
Restrac is the leading provider of integrated recruiting solutions including the WebHire Network, an open network of Internet recruiting services. Restrac combines software, services and the Internet to create end-to-end recruitment solutions that streamline the way jobs and workers are connected. More than 325 companies worldwide employ Restrac's client/server, intranet or Internet-based recruiting solutions. Among these customers are American Express, AT&T, Millennium Pharmaceuticals and Microsoft. Restrac Hire for Intranet brings the most flexible, enterprise-wide solution on the market to corporate intranets and connects the corporate recruiting process to the Internet. Restrac WebHire is designed to meet the unique needs of rapidly growing organizations by providing Restrac quality candidate management and resume processing in a unique outsourced service delivered over the Internet. The WebHire Network uses the Internet to create a single connection between Restrac customers and an expanding network of more than 100 Internet recruiting partners providing job posting services, searchable pools of candidate resumes and other essential recruiting services. Restrac partners include The Monster Board, RecruitUSA, JWT Specialized Communications and Resume-Link. More information about Restrac recruiting solutions is available on the World Wide Web at www.restrac.com or by calling 1-877-RESTRAC.

About Avert, Inc.
Through its headquarters in Fort Collins, Avert is an information services company that provides thousands of employment background checks daily to employers nationwide. Avert guarantees that its products and services are the most current and accurate available. Products and services include criminal records, civil records, workers' compensation histories, driving records, previous employment verification, credit histories, education verification and social security number validation.

Contact:
Avert Inc.
Investor Relations
970.484.7722